Exhibit 1

                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT entered into this 1st day of April, 1998, by and among Litchfield Continental, Ltd., a British Virgin Islands corporation ("Seller"), the parent of BIOFARM S.A., a Romanian corporation ("Company"), and GLOBAL SPILL MANAGEMENT, INC., a Nevada corporation ("Buyer").

                                   BACKGROUND

         A. Seller and companies directly controlled by Seller ("Controlled Companies") own shares of the issued and outstanding stock of Company and wish to sell all of such stock ("Seller's Stock") to Buyer. Buyer wishes to buy all of Seller's Stock from Seller on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the Background and the respective agreements, representations, warranties and mutual covenants hereinafter set forth and intending to be legally bound hereby, the parties agree as follows:


         1. Purchase and Sale. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements contained herein, Seller agrees to sell and transfer, and Buyer agrees to purchase and take, all of Seller's right, title and interest in and to all of Seller's Stock.


         2. Purchase Price.

                  (a)  Consideration.

                           (1) As consideration for the purchase of such of
Seller's Stock as Seller or Controlled Companies own on the date hereof, Buyer shall give Seller at the time of execution of this Agreement its convertible, non-negotiable secured debenture (the "Note") in the principal sum of Six Million Four Hundred Thirty-Four Thousand Six Hundred Eighty-One Dollars, U.S. ($6,434,681), such sum (the "Consideration") being eighty percent (80%) of the net worth of Company as of June 30, 1997; provided, however, the Consideration shall be reduced according to the following formula: to the extent the Seller's Stock held in escrow pursuant to Paragraph 33 hereof at the time of the giving of Buyer's Notice (if at all), as such term is defined in Paragraph 33 hereof, represents more than 80% of all classes of the issued

                            STOCK PURCHASE AGREEMENT
                                     PAGE 1
and outstanding stock of Company (the "Stock"), the Consideration shall be increased by a like percentage. The Note shall be placed into escrow subject to the terms and conditions hereof and of the Escrow Agreement, the form of which is attached hereto as Exhibit "9(i)" and is to be executed simultaneously herewith.

                           (2) Upon Buyer's giving Buyer's Notice, if at all,
Buyer shall execute and deliver to Escrow Agent (as hereinafter defined) an appropriate amendment to the Note increasing the principal amount thereof according to the foregoing formula, taking into account the percentage of Company's Stock held or to be transferred into escrow at such time. Simultaneously, Seller and any other Controlled Company owning Stock shall transfer into escrow all of Seller's or such Controlled Company's right, title and interest in all of its Stock, such transfer to be made with appropriate assignments or stock powers making Buyer the assignee thereof pursuant to all the terms and conditions hereof. All of the Stock so transferred, whether at the time of execution hereof or upon Buyer's giving Buyer's Notice, if at all, shall be known as "Seller's Stock".

                           (3) It is understood that between the time of
execution hereof and the date of Buyer's giving Buyer's Notice (if at all) (such time period, the "Initial Escrow Period"), Seller shall either acquire or obtain the right to purchase additional Stock ("Additional Stock") in Company such that at the time of the giving of Buyer's Notice, Seller shall own or have the absolute and unencumbered right to purchase and transfer (or cause to be purchased an transferred) to Buyer at least eighty percent (80%) of all of the issued and outstanding Stock of Company of all classes thereof, inclusive of the Stock placed into escrow at the time of execution of this Agreement. Such Additional Stock shall likewise be placed into escrow pursuant to the terms of Paragraph 33 hereof.

                  (b) Note. The Note shall be executed and delivered substantially in the form attached to this Agreement as Exhibit "2(b)" and, in any event, shall contain at least the following terms:

                           (1) no interest shall be due or payable on the
principal sum;

                           (2) the Note shall be non-negotiable and
non-transferable;

                           (3) in lieu of repayment, and subject to the
condition precedent that after a duly noticed special meeting of Buyer's shareholders shall have occurred at which Buyer's

                            STOCK PURCHASE AGREEMENT
                                     PAGE 2
shareholders vote affirmatively (A) Buyer's shareholders elect Seller's nominees to Buyer's Board of Directors, and (B) Buyer changes Buyer's corporate name to "Biofarm, Inc.", and (C) Buyer elects to increase its number of authorized shares of common stock to one hundred million (100,000,000), Seller may, upon notice to Buyer, and from time to time for a period of five (5) years from the date of the Note, convert a portion [but not less than ten percent (10%)] of the original principal sum to Buyer's common stock. For each ten percent (10%) of the original principal sum of the Note so converted, Seller shall receive an amount of Buyer's common stock sufficient to provide Buyer with eight and one-half percent (8.5%) of the then issued and outstanding common stock of Buyer, such that in the aggregate, if the entire principal sum of the Note is converted, Seller shall own eighty-five percent (85%) of Buyer's issued and outstanding stock based upon the number of shares thereof outstanding as of the date of conversion.


         3.  Restriction on Transfer.

                  (a) Seller and Company agree not to encumber, transfer, sell, assign or otherwise dispose of all or any portion of Seller's Stock, nor to issue or authorize the issuance of any additional shares of stock in Company, without the express, prior written consent of Buyer, which may be withheld at Buyer's sole discretion, except Seller and Company may take such action as is required to permit Seller to obtain ownership of, and/or the absolute right to transfer title to Buyer of, a minimum of eighty percent (80%) of Company, inclusive of the Stock placed into escrow on the date hereof. An enforced or involuntary transfer, whether under court order or in any other way, shall be treated as a voluntary disposition for purposes of this Agreement.

                  (b) Company will not (1) declare, set aside, or pay any dividend or make any distribution in respect of its capital stock; (2) directly or indirectly purchase, redeem or otherwise acquire any shares of its capital stock, except such action as is required to permit Seller to obtain ownership of (and/or the absolute right to transfer title to Buyer of) a minimum of eighty percent (80%) of Company, inclusive of the Stock placed into escrow on the date hereof; (3) enter into any agreement obligating it to do any of the foregoing prohibited acts.


         4.  Representations and Warranties of Seller and Company.

                  (a) Seller and Company jointly and severally represent, warrant, covenant and agree as follows, all of which shall be true and correct on the date of the giving of Buyer's

                            STOCK PURCHASE AGREEMENT
                                     PAGE 3

Notice (if at all) and on the date of Final Settlement (as such term is defined in Paragraph 8 hereof. Seller and Company shall recertify all of the following at each such time:

                           (1)   (A) At the time of execution hereof, Seller and
Controlled Companies own beneficially and of record approximately fifty-one percent (51%) of all of the issued and outstanding Stock of Company. Company has no subsidiary. Upon execution hereof, Seller agrees to place (or cause Controlled Companies to place) such Stock into escrow pursuant to Paragraph 33 hereof, together with appropriate stock powers or assignments to Buyer. All of Seller's Stock is and will be at the time of the giving of Buyer's Notice (if at all) and the Final Settlement Date (as defined in Paragraph 8), full paid and non-assessable;

                                 (B) As a condition precedent to Buyer giving
Buyer's Notice pursuant to Paragraph 33 hereof, during the Initial Escrow Period, Seller shall have acquired, beneficially and of record, or have obtained the absolute and unencumbered right to purchase, at least an additional approximate twenty-nine percent (29%) of all issued and outstanding Company Stock such that, inclusive of the Stock placed into escrow at execution hereof, Seller shall own, beneficially and of record, or otherwise control the transfer of at least eighty percent (80%) of all issued and outstanding Stock. Upon the giving of Buyer's Notice (if at all), Seller shall cause such Additional Stock to be placed into escrow pursuant to Paragraph 33 hereof, together with appropriate stock powers or assignments to Buyer;

                                 (C) Seller and Company shall certify and
provide Buyer with true, correct and complete copies of all stock books or other appropriate documentation evidencing Seller's (or Controlled Companies) ownership or absolute, unencumbered right to purchase and transfer Stock as described herein, and giving the names and addresses of all other owners thereof;

                           (2) Company is a corporation duly organized and
validly existing in good standing under the laws of the country of Romania. Seller is a corporation duly organized and validly existing in good standing under the laws of the British Virgin Islands. True, correct and complete copies of the Certificate of Incorporation and By-Laws of Company and Seller as amended to the date hereof are attached hereto as Exhibits "4(a)(2.1)" and "4(a)(2.2)" respectively. Company and Seller are each qualified to do business as a foreign corporation in every jurisdiction in which the conduct of their respective business requires such qualification;

                           (3) Seller, Controlled Companies and Company all have
full corporate power and authority to own their properties

                            STOCK PURCHASE AGREEMENT
                                     PAGE 4
and to conduct the businesses in which they are now engaged. Company has no subsidiaries, owns no capital stock or equity or other proprietary interest, directly or indirectly, in any other corporation or entity and has no agreement with any person, firm or corporation to acquire any such capital stock or equity or other proprietary interest. Seller and Company each has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct its business and to enter into and consummate the transactions contemplated under this Agreement;

                           (4)   (A) The authorized capital Stock of Company
consists of 9,015,200 shares of one class of common stock having a par value of 1,000 Romanian Lei per share, of which 9,015,200 shares have been issued and are outstanding and of which approximately 51% are now owned by Seller and/or Controlled Companies. There is no preferred Stock authorized, issued or outstanding. No person or entity holds any preemptive or conversion rights, stock warrants, stock options or other right to purchase from Company or cause Company to issue additional Stock, with the exception of the Romanian State Ownership Fund's right to have Stock issued in favor or Seller after Seller has invoked certain preemptive rights to purchase the land on which Company factories are located; provided further, any governmental restrictions on Seller's ownership or transfer (or ability to cause Controlled Companies to transfer) the Stock pursuant to this Agreement shall be removed before the time of the giving of Buyer's Notice (if at all), and as a condition precedent thereto;

                                 (B) All issued and outstanding shares of
Company are duly authorized, validly issued and are fully paid and non-assessable with no personal liability attached to the ownership thereof. All of Seller's Stock is free and clear of all liens, encumbrances, options, charges, security interests, claims and rights of others whatsoever. At the time of the giving of Buyer's Notice (if at all) and as of the date of Final Settlement, none of Seller's Stock will be subject to any restrictions or agreements which prohibit or interfere in any manner with the sale thereof to Buyer;

                           (5) Company has no outstanding option, warrant,
subscription, call or other right or agreement relating to the issuance, sale, hypothecation, pledge, transfer or redemption of Company's Stock or permitting or requiring Company or others to purchase, or convert any obligation into, shares of its Stock and Company has not agreed to issue or sell any additional shares of Stock. Any such agreement is hereby deemed null and void ab initio. At Final Settlement, Buyer will acquire good, valid and marketable title to Seller's Stock, free and clear of all liens,

                            STOCK PURCHASE AGREEMENT
                                     PAGE 5
claims and encumbrances whatsoever. No shares of Company's Stock or other securities are reserved for any purpose;

                           (6) The execution and delivery by Company and Seller
of this Agreement and each other agreement or instrument contemplated hereby or by the Note, the making and performance by Seller and Company of their respective covenants and agreements hereunder and the consummation by Company and Seller of the transactions contemplated hereby have been authorized by all necessary corporate action. Assuming due execution and delivery, this Agreement and each other agreement or instrument contemplated hereby or by the Note constitutes the valid and legally binding obligation of Seller and Company, enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy, moratorium or other laws affecting creditors' rights generally and by equitable principles of general applicability;

                           (7) Neither the execution and delivery of this
Agreement or any of the other agreements or instruments contemplated hereby or by the Note, nor the consummation of the transactions contemplated hereby: (A) violates any provision of the certificate of incorporation, By-Laws or other organizational documents of Seller or Company or any statute, ordinance, law, regulation, order, judgment or decree of any court or governmental agency or board; or (B) conflicts with, violates, or will result in any breach of (or gives rise to any right of termination, cancellation or acceleration) any of the terms of, or constitute a default under, or result in the termination of, or result in the creation of any lien pursuant to the terms of, any note, lease, indenture, license, permit, contract or agreement or other instrument or obligation to which Seller or Company is a party or by which Company or any of the assets of Company is bound (and provided Seller has no knowledge of any such right or default which may interfere in any manner with Seller's performance of its duties and obligations under this Agreement);

                           (8) The audited financial statements of Company
consisting of balance sheets for two year and six month period ending June 30, 1997 ("Company Financial Statements") previously delivered to Buyer are true and correct in all respects, fairly reflect all liabilities of Company for the times normally reflected in balance sheets as of the dates thereof, fairly present the financial condition of Company and the results of its operations for the periods covered by such financial statements and were prepared in accordance with generally accepted United States accounting principles consistently applied. Company has no material liabilities or obligations of any nature, whether accrued, absolute, contingent, matured, unmatured or otherwise,

                            STOCK PURCHASE AGREEMENT
                                     PAGE 6
whether due or to become due, whether properly reflected under generally accepted accounting principles as a charge or reserve against an asset or equity account or as a liability, and whether the amount thereof is readily ascertainable or not, except as set forth in the Company Financial Statements and except as set forth on Exhibit 4(a)(8);

                           (9) Company and Seller shall assist Buyer and Buyer's
accountants in presenting such financial statements in conformity with the accounting rules of Regulations S-X under the Securities Act of 1933 and/or any other applicable law or regulations. True and correct copies of the Company Financial Statements are attached hereto as Exhibit "4(a)(9)";

                           (10) Since June 30, 1997, and, as to the
representation by Seller, only, subject to Seller's review of an audit performed by Coopers and Lybrand relative tot he six month period ending December 31, 1997, there has been no material adverse or prospective adverse change in the condition (financial or otherwise), net worth business, financial position or properties of Company. Since June 30, 1997, there has not been any:

                                 (A) damage or destruction (whether or not
insured) affecting the properties or business operations of Company;

                                 (B) labor dispute or threatened labor dispute
involving the employees of Company;

                                 (C) actual or threatened disputes pertaining to
Company with any major accounts or actual or threatened loss of business from any of the major accounts of Company; or

                                 (D) other event or condition of any character,
known to Company or Seller, not disclosed in this Agreement pertaining to and materially adversely affecting the Company or business (as to Seller, this representation "D" is made to the best of Seller's knowledge and subject to the receipt and review of the Coopers and Lybrand audit described above);

                           (11) Except as set forth on Exhibit 4(a)(11), since
June 30, 1997, Company has conducted its business only in the ordinary course and consistent with past practice and has not:

                                 (A) sold, transferred, leased to third parties
or otherwise disposed of any of its assets having a book value in excess of $10,000 (U.S.), including the payment of any loans owed to any individual or entity directly or indirectly

                            STOCK PURCHASE AGREEMENT
                                     PAGE 7
under common control with Company (an "Affiliate"), except for inventory sold to customers or returned to vendors in the ordinary course of business and consistent with past practice;

                                 (B) canceled or compromised any debt or claim
having a value in excess of $10,000 (U.S.);

                                 (C) waived or released any right of substantial
value, except in the ordinary course of business and consistent with past practice in kind and amount;

                                 (D) encountered any labor union or organizing
activity or had any actual or threatened employee strikes, work stoppages, slow-downs or lockout;

                                 (E) instituted any litigation, arbitration,
action or proceeding before any court, tribunal or governmental body relating to it or its property (real or personal), except for litigation instituted in the ordinary course of business and consistent with past practice. A list of all litigation and arbitration proceedings to which Company is currently subject is attached hereto as Exhibit "4(a)(11)(E)";

                                 (F) declared or paid any dividend or made any
other payment in respect of its Stock or directly or indirectly redeemed, purchased or otherwise acquired any of its Stock;

                                 (G) other than as to salaries, increased the
compensation of any officer, employee or agent, directly or indirectly by any bonus, pension plan, profit sharing, deferred compensation, savings, insurance, retirement or other employee benefit plan of any kind or type;

                           (12) A list and description of all real property
owned by or leased to or by the Company or in which Company has any interest is set forth in Exhibit "4(a)(12)". All such leased real property is held subject to written leases or other agreements (a description of which, including the expiration date of all leases, is set forth in Exhibit "4(a)(12)" and all of which are valid and effective in accordance with their respective terms. There are no existing defaults or events of default, or events which with notice or lapse of time or both would constitute defaults thereunder on the part of Company, except for such defaults, if any, as are not material in character, amount or extent and do not, severally or in the aggregate, materially detract from the value or interfere with the present use of the property subject to such lease or affect the validity, enforceability or assignability of such lease or otherwise materially impair Company's business or operations. Neither

                            STOCK PURCHASE AGREEMENT
                                     PAGE 8

Company nor Seller has any knowledge of any default or claimed or purported or alleged default or state of facts which, with notice or lapse of time or both, would constitute a default on the part of any other party in the performance of any obligation to be performed or paid by such other party under any lease referred to in Exhibit "4(a)(12)". Neither Company nor Seller has received any written notice to the effect that any lease will not be renewed the termination of the term thereof or that any such lease will be renewed only at a substantially higher rent;

                           (13) Seller shall have paid or made provision to pay
all taxes (and interest, penalties, fines or assessments thereof) due and payable by Company for all periods up to and including the date of settlement;

                           (14) Prior to Final Settlement, Company will have
filed with all appropriate governmental agencies (whether national, regional, provincial, state or local) all tax returns, reports, estimates, information returns and statements of any nature required to be filed by or on behalf of Company by such date (collectively, "Tax Returns"). Except as may be set forth in the Company Financial Statements (including the notes thereto) or on Exhibit "4(a)(14)":

                                 (A) as of the time of filing, the required Tax
Returns correctly reflected or will correctly reflect the tax liability of Company for the relevant period and any other information required to be shown thereon;

                                 (B) all charges, accruals and reserves for
taxes reflected on the Company Financial Statements are adequate to cover all tax liabilities accruing through the date of settlement (whether or not currently due or payable);

                                 (C) there is no action, suit, proceeding
investigation, audit or claim now pending or threatened regarding any taxes assessed or assessable against Company or Seller's ownership of Seller's Stock;

                                 (D) any taxes required to be withheld or
collected by Company have been duly withheld and collected and timely paid over to the appropriate authority;

                                 (E) Company is not party to any tax sharing
agreement or guarantee of any tax liability or obligation and Company has not granted any power of attorney relating to any tax matter;

                                 (F) Company has paid in full or made adequate
provisions for the payment of all taxes, interest,

                            STOCK PURCHASE AGREEMENT
                                     PAGE 9
penalties, assessments or deficiencies shown to be due or claimed to be due on such returns and reports;

                                 (G) Company has paid all manner of property
taxes due and payable and levied against any of Company's assets;

                                 (H) Company is not party to any action or
proceeding before any governmental authority for the assessment or collection of taxes, nor has any claim for assessment or collection of taxes been asserted against it;

                           (15) Except as contemplated by this Agreement, from
the date hereof until the Final Settlement Date, Company will not:

                                 (A) incur any obligation or liability or grant
any power of attorney except in the ordinary course of business, other than as may be necessary in order to obtain a short-term bank line of credit;

                                 (B) declare or make any payment or distribution
to stockholders;

                                 (C) mortgage, pledge or subject to lien or
otherwise encumber any of its assets, other than as may be necessary in order to obtain a short-term bank line of credit; or

                                 (D) waive any rights of substantial value or
enter into any transaction not in the ordinary course of business;

                           (16) Except as reflected in the Company Financial
Statements, Company has no liabilities of any nature, fixed or otherwise, except liabilities incurred in the ordinary course of business, which alone or in the aggregate, would not have a material adverse effect on the assets, liabilities, earnings, net worth, or business of Company;

                           (17) Except for agreements with Buyer, including, but
not limited to, this Agreement and such other agreements as are described on a list set forth in Exhibit "4(a)(17)", true and correct copies of will be delivered to Buyer on or before the date of the giving of Buyer's Notice (if at all), and as a condition precedent thereto, Company is not a party to nor does it have any obligation, contingent or otherwise, under any written or oral lease, license, arrangement, note, debenture, purchase agreement, option, or contract of any kind, including, but not limited to, any employment contract, any contract for the purchase of materials, supplies or equipment with respect to which the balance due is greater than Five Thousand Dollars U.S.

                            STOCK PURCHASE AGREEMENT
                                     PAGE 10

($5,000), any contract or commitment for capital expenditures or any contract not cancelable on thirty (30) days' notice ("Contracts");

                           (18) Except as set forth in the Company Financial
Statements and as set forth in Exhibit "4(a)(18)", the form and content of which must be acceptable to Buyer in Buyer's sole discretion and as a condition precedent to the giving of Buyer's Notice (if at all), Company has no outstanding indebtedness to any party and neither it nor any other person or entity is in default in respect to any terms or conditions of any Contracts to which Company is a party. Originals of all written Contracts have been provided to Buyer;

                           (19) All accounts receivable held by Company have
arisen in the ordinary course of business and are believed to be collectible in the amounts thereof. Company's equipment and inventory is in all respects merchantable and fully useable in the ordinary course of business;

                           (20) Company has good and marketable title to all of
its real and personal property, tangible or intangible, including, but not limited to, all properties and assets listed in the Company Financial Statements and all of its other assets or on its corporate books free of any mortgages, liens, encumbrances, easements, security interests, changes, encroachments or other clouds, except customary utility easements, and such assets and property are free and clear of any other restrictions on transfer, equities, pledges, conditions or restrictions, except as set forth in Exhibit "4(a)(20)". All such properties and assets (and the uses to which they are put) conform to all applicable agreements, laws, ordinances and regulations;

                           (21) Company has complied with, and has received no
notice of and is not aware of any conditions which, upon the giving of notice or otherwise would constitute, a default under any statutes, ordinances, regulations, orders, judgments and decrees of any court or governmental entity or agency, relating to Company, its business or the assets and properties of Company as to which a default or failure to comply would result in any material, adverse change in the condition, financial or otherwise, assets or properties of Company or its business. Neither Company nor Seller has any knowledge of any basis for assertion of any violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing. Neither Company nor Seller has received any notification of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder;

                            STOCK PURCHASE AGREEMENT
                                     PAGE 11

                           (22)  (A) Provided that on or before the date of the
giving of Buyer's Notice (if at all), Seller may amend the documents contemplated by this subparagraph to add information not included thereon at the time of execution hereof, set forth in Exhibit "4(a)(22)" is a complete and accurate list of all permits, licenses, approvals, franchises, notices and authorizations issued by governmental entities or other regulatory authorities, (collectively, the "Permits"), held by Company. The Permits set forth in Exhibit "4(a)(22)" are all the Permits required for the conduct of Company's business. All the Permits set forth in Exhibit "4(a)(22)" are in full force and effect;

                                 (B) Company further represents and warrants,
and Seller, to its best knowledge, represents and warrants, that Company has not engaged in any activity which would cause or permit renovation or suspension of any Permit. There is neither pending nor (as to Seller, only, to its best knowledge) threatened any action or proceeding looking to or contemplating the revocation or suspension of any such Permit;

                                 (C) Company further represents and warrants,
and Seller, to its best knowledge, represents and warrants, that There are no existing defaults or events of default or event or state of facts which with notice or lapse of time or both would constitute a default by the Company under any Permit;

                                 (D) Neither Company nor Seller has any
knowledge of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any party in the performance of any obligation to be performed or paid by any party under any Permit. The consummation of the transactions contemplated hereby will in no way affect the continuation, validity or effectiveness of the Permits or require the consent of any person or entity;

                           (23) Except as set forth on Exhibit "4(a)(23)",
Company has complied in all material respects with all applicable laws, rules and regulations which relate to labor practices, prices, wages, hours, discrimination in employment and collective bargaining. Company is not liable for any arrears of wages or wage benefits or any taxes, fines or penalties for failure to comply with any of the foregoing;

                           (24)  (A) Company has duly complied with, and, to the
best knowledge of Company and Seller, all real estate owned or leased by Company and the improvements thereon (all such owned or leased real estate being hereinafter referred to collectively

                            STOCK PURCHASE AGREEMENT
                                     PAGE 12
as the "Premises") are in compliance with, the provisions of all governmental or quasi-governmental environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder.

                                 (B) Company has been issued, and will maintain
through the date of the Closing, all required permits, licenses, certificates and approvals relating to (i) air emissions, (ii) discharges to surface water or ground water, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any law, code or ordinance and all rules and regulations promulgated thereunder, as hazardous or potentially hazardous), or (vi) other environmental, health and safety matters;

                                 (C) Company has not received any notice of, and
neither the Company nor Seller knows of any facts, which might constitute violations of, any federal, national, regional, provincial, state, municipal or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder, which relate to the use, ownership or occupancy of any of the Premises or of any premises formerly owned, leased or occupied by the Company. To the best knowledge of Company and Seller, Company is not in violation of any rights-of-way or restrictions affecting any of the Premises or any rights appurtenant thereto;

                                 (D) Based upon the law as exists at the time of
this Agreement [such to be recertified as to the prevailing law at the time of the giving of Buyer's Notice (if at all) and at Final Settlement]:

                                       (i) Company has not, and, to Company's
best knowledge, no third party or person has released, spilled, emitted, leaked, pumped, injected, discharged, deposited, dispersed or allowed to migrate into the indoor or outdoor environment or into or out of any real property (including, but not limited to, the movement through or in the air, soil, surface water or ground water) any Contaminant (as defined below);

                                       (ii) The term "Contaminant" means any
waste, pollutant or substance deemed by any Governmental Authority (as defined below) to be toxic or hazardous or otherwise require special handling under any laws or regulations addressing the environment, as well as any petroleum or petroleum-based product or waste, polychlorobiphenyl ("PCB") or asbestos, and any constituent of any such substance or waste;

                            STOCK PURCHASE AGREEMENT
                                     PAGE 13

                                       (iii) The term "Governmental Authority"
means any multi-national organization or alliance, nation or government, any national, state, provincial, district, municipal, territorial, county, parochial, local or other political subdivision thereof and any entity exercising legislative, executive, judicial, regulatory or administrative functions of or pertaining to government or social security (including, but not limited to, social security bodies);

                           (25) Provided that on or before the date of the
giving of Buyer's Notice (if at all), Seller may amend the documents contemplated by this subparagraph to add information not included thereon at the time of execution hereof, set forth in Exhibit "4(a)(25)" attached hereto is a list of all agreements between Company and each person employed by or independently contracting with Company with regard to compensation, whether individually or collectively, and set forth in Exhibit "4(a)(25)" is a list of all employees of Company entitled to receive annual compensation in excess of Twenty Thousand Dollars, U.S. ($20,000), and their respective salaries. The transactions contemplated by this Agreement will not result in any liability for severance pay to any employee or independent contractor of Company. Neither Company nor Seller has informed any employee or independent contractor providing services to Company that such person will receive any increase in compensation or benefits or any ownership interest in Company, nor is any such person entitled to such an increase, whether as a result of the transactions contemplated by this Agreement or otherwise;

                           (26) Company maintains adequate fire and extended
coverage, casualty, liability and other forms of insurance policies covering all of its properties and assets and the various occurrences which may arise in connection with the operations of its business. Such policies are in full force and effect and all premiums due thereon have been paid in full. Company has complied with all provisions of such policies. Such insurance is of comparable amounts and coverage as that which companies engaged in similar businesses maintain in accordance with good business practices. A complete list and brief description of the insurance policies of Company is set forth in Exhibit "4(a)(26)". There are no notices of any pending or threatened termination or premium increases with respect to any of such policies. Company has not had any casualty loss or occurrence which may give rise to any claim of any kind not covered by insurance and neither Company nor Seller is aware of any occurrence which may give rise to any claim of any kind not covered by insurance, subject only to the standard deductible. No third party has filed any claim against Company for personal injury or property damage of a kind for which liability insurance is generally available which is not fully insured, subject only

                            STOCK PURCHASE AGREEMENT
                                     PAGE 14
to the standard deductible. All claims against Company covered by insurance have been reported to the insurance carrier on a timely basis. None of the insurance policies of Company will terminate or be adversely affected by the consummation of the transactions contemplated by this Agreement;

                           (27) Company is not restricted from conducting its
business in any location by law, agreement or court decree;

                           (28) Set forth in Exhibit "4(a)(28)" is a list and
brief description of all of the patents, registered and common law trademarks, service marks, tradenames, copyrights, licenses and other similar rights of Company and applications for each of the foregoing (collectively, "Patents"), as well as where such Patents are filed and their remaining term (if any). To the best knowledge of Company and Seller, Company owns all right, title and interest in and to all such Patents. To the best knowledge of Company and Seller, the Patents listed on Exhibit "4(a)(28)" are all such rights necessary to the conduct of Company's business as currently conducted. No adverse claims have been made and no dispute has arisen with respect to any of the said Patents, and to the best knowledge of Company and Seller, the operations of Company's business and the use by Company of such Patents do not involve infringement or claimed infringement of any patent, trademark, service mark, tradename, copyright, license or similar right;

                           (29) All names under which Company currently conducts
its business are listed in Exhibit "4(a)(29)". To the best knowledge of Company and Seller, there are no other persons or businesses conducting businesses similar to those of the Company in any country or jurisdiction where Company conducts its business having the right to use or using the names set forth in Exhibit "4(a)(29)" or any variants of such names. No person or business has ever attempted to restrain Company or Seller from using such names or any variants thereof;

                           (30) Company has not granted any power of attorney
(revocable or irrevocable) to any person, firm or corporation for any purpose whatsoever;

                           (31) Any accounts or notes payable and accrued
expenses reflected in the Company Financial Statements, and the accounts and notes payable and accrued expenses incurred by Company subsequent to the date of the latest audited statement, are in all respects valid claims that arose in the ordinary course of business;

                           (32) Set forth in Exhibit "4(a)(32)" is a list of all
bank accounts maintained in the name of Company and a brief

                            STOCK PURCHASE AGREEMENT
                                     PAGE 15
description of persons having power to sign on behalf of Company with respect to each such account;

                           (33) Except as set forth in Exhibit "4(a)(33)", there
are no claims, disputes, actions, suits, arbitrations, investigations or proceedings pending or threatened against or affecting Company or any of the properties or assets of Company, and no such claim, dispute, action, suit, arbitration, proceeding or investigation has been pending or threatened during the five-year period preceding the date of this Agreement and there is no basis for any such claim, dispute, action, suit, investigation or proceeding. Neither Seller nor Company has any knowledge of any default under any such action, suit or proceeding. Company is not in default in respect of any judgment, order, writ, injunction or decree of any court or of any Governmental Authority or department, commission, bureau, agency or instrumentality or any arbitrator;

                           (34) Set forth in Exhibit "4(a)(34)" is each location
(specifying country and city) where Company (i) has a place of business, (ii) owns or leases real property and (iii) owns or leases any other property, including inventory, equipment and furniture;

                           (35) Except as disclosed on Exhibit "4(a)(35)" or as
reserved on the Company Financial Statements, Company's inventories of raw materials, in-process and finished products are in good condition, conform in all respects with applicable specifications and warranties and are not obsolete. All in-process and finished products in such inventories have been produced in compliance with all applicable quality control procedures. As of the date hereof and at the time of the giving of Buyer's Notice (if at all) and at the time of Final Settlement, the amount and mix of items in inventory of supplies, in-process and finished products will be consistent with Company's past business practices in kind and amount;

                           (36) The stock sale contemplated hereby has been
properly authorized by a vote of Seller's shareholders and directors and a corporate minute to such effect has been duly entered on Seller's records and Buyer shall have received copies of all resolutions pertaining to that authorization certified respectively by the Secretary of the Company.

                  (b) Reaffirmation. As a condition precedent to Buyer consummating the purchase described herein and proceeding to Final Settlement, at the time of the giving of Buyer's Notice (if at all) and at the time of Final Settlement, Seller and Company shall reaffirm all of their representations, obligations and

                            STOCK PURCHASE AGREEMENT
                                     PAGE 16
warranties contained in this Paragraph effective as of each such time.

                  (c) Remedies. In the event of any breach by Seller or Company of any of their respective representations or warranties in this Paragraph 4, Buyer shall have any and all remedies available at law or in equity, including, but not limited to, the right to specifically enforce the same or to declare this Agreement null and void. Failure by Buyer to exercise any remedy available to Buyer shall not operate as a waiver thereof in any respect and Buyer may choose between and among remedies available to Buyer at any time and from time to time as Buyer may see fit.

                  (d) Disclosure. No representation or warranty made under any Paragraph or subparagraph hereof and none of the information furnished by Company or Seller set forth herein, in the exhibits hereto or in any document delivered by Company or Seller to Buyer or any authorized representative of the Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

                  (e) Survival. This Paragraph 4 shall survive the date of the giving of Buyer's Notice (if given) and further survive the date of Final Settlement.


         5. Representations, Warranties, Covenants and Agreements of Buyer; Conditions Precedent to Seller's and Company's Obligations to Proceed.

                  (a) Representations. Buyer hereby represents and warrants to, and covenants and agrees with Seller as of the date hereof, as of the date of the giving of Buyer's Notice (if at all) and as of the date of Final Settlement (if at all), as follows:

                           (1) Buyer is a corporation duly organized, validly
existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to own its properties and to conduct the businesses in which it is now engaged;

                           (2) The execution and delivery of this Agreement by
Buyer, the performance by Buyer of its covenants and agreements hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and this Agreement constitutes a valid and legally binding obligation of Buyer, enforceable against the Purchaser in accordance with its terms;

                            STOCK PURCHASE AGREEMENT
                                     PAGE 17

                           (3) Neither the execution and delivery of this
Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the certificate of incorporation or By-Laws of Buyer or any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which Buyer is a party or by which Buyer or any of its assets is bound;

                           (4) Buyer is current with all filings required to be
made with the United States Securities and Exchange Commission ("SEC") and all financial statements contained in such filings are accurate in all material respects;

                           (5) As of November 30, 1997, Buyer's liabilities to
third parties totaled Fifty-eight Thousand Nine Hundred Thirteen Dollars, U.S. ($58,913). All such liabilities will be discharged by Buyer on or before the date of the giving of Buyer's Notice (if at all) and as a condition precedent to Buyer giving Escrow Agent the Buyer's Notice (if at all).

                  (b) Conditions Precedent. The following are conditions precedent to Seller's and Company's obligations to place the Stock (including Additional Stock) into escrow or otherwise to consummate the transactions contemplated by this Agreement:

                           (1) Upon execution, Buyer shall name to Buyer's Board
of Directors Messrs. Keith Beekmeyer and Robert Ferran. Immediately after the date of Final Settlement, all existing directors, except Messrs. Beekmeyer and Ferran, shall resign. Seller shall provide Buyer with the names and curricula vitae of Messrs. Beekmeyer and Ferran, together with additional nominees whose names shall be submitted to Buyer's shareholders in accordance with Rule 14f-1 under the Securities Exchange Act of 1934 within ten days after the execution of this Agreement by all parties, time being of the essence. Buyer shall take all appropriate corporate action in advance of Final Settlement as may be required to effect the provisions of this subparagraph 5(b).

                           (2) As soon as practicable after the date of the
giving of Buyer's Notice (if at all), Buyer shall prepare and submit to the SEC and, if clearance is obtained, thereafter, to its shareholders for affirmative vote (which vote is a condition precedent to Final Settlement), a proxy and proxy statement requesting Buyer's shareholders to approve each of the following:

                            STOCK PURCHASE AGREEMENT
                                     PAGE 18

                                 (A) a change in Buyer's name to "Biofarm,
Inc.";

                                 (B) an increase in the number of authorized
shares of Buyer's common stock to one hundred million (100,000,000);

                                 (C) approval of this Agreement, all ancillary
agreements, and the business transaction described therein;

                                 (D) election of Messrs. Beekmeyer, Ferran and
any other Seller's nominees to Buyer's Board of Directors.


         6. Conduct of the Business. Company and Seller, jointly and severally, hereby covenant and agree with Buyer that, from and after the date of this Agreement and until the Final Settlement Date, Company shall not:

                  (a) Operation of its Business. Make a purchase, sale or lease in respect of business, or introduce any method of management, accounting or operation in respect of its business, except in a manner consistent with prior practice;

                  (b) Properties, Plant and Equipment. Fail to maintain, repair, service, preserve, and in any way further encumber, its properties, other than inventory sold or used, accounts receivable collected upon and supplies used, in each case in the ordinary course of business after the date hereof, for which, in the case of inventory and supplies, replacements have been made consistent with prior practice;

                  (c) No Loans or Advances. Make loans or advances or grant pay raises, bonuses or awards, directly or indirectly, to any management personnel, employee, director or shareholder of Company or any relative of any such person, or entities or persons affiliated with any such management personnel, employee, director or shareholder of Company;

                  (d) No Dividends; Distributions; Payment of Certain Indebtedness. Declare or pay any dividend or make any other distribution in respect of its capital stock or, directly or indirectly, purchase, redeem or otherwise acquire or dispose of any shares of its capital stock or, except in the ordinary course of business or as may be required in order for Seller to obtain title to or the absolute right to cause the transfer of title to the Additional Stock, pay or discharge any outstanding indebtedness and in any event pay or discharge any outstanding

                            STOCK PURCHASE AGREEMENT
                                     PAGE 19
indebtedness of Seller or the affiliates of Seller or of any of the management personnel, employees or directors of Company;

                  (e) Preservation of Organization, Employees and Business Relationship. Fail to use its best efforts to: (1) preserve the present business organization of Company intact; (2) keep available the services of the present employees of Company; and (3) preserve present relationships with entities or persons having business dealings with Company including, without limitation, existing customers of Company;

                  (f) Books and Records. Fail to maintain the books and records of Company in accordance with good business practices, on a basis consistent with prior practice;

                  (g) Compliance with Laws. Fail to use its best efforts to comply in all material respects with all statutes, ordinances, regulations, orders, judgments and decrees of every court or governmental entity or agency applicable to Company and to the conduct of its business and perform all of its obligations with respect thereto without default;

                  (h) Maintenance of Insurance. Fail to maintain and pay all premiums with respect to such policies of insurance as are currently held in the name of Company;

                  (i) Contracts. Make any change adverse to the Company in the terms of any Contract or fail to perform any of its obligations with respect thereto without default. Enter into any Contract [as defined in Paragraph 4(a)(17)], lease, or other commitment, written or oral, other than in the ordinary course of business;

                  (j) Claims. Waive, cancel, sell or otherwise dispose of for less than the face value thereof any claim or right Company has against others;

                  (k) Billings; Accounts Payable. Fail to bill for products sold or services rendered or permit any account payable of Company to be past due for more than sixty (60) days, other than accounts payable being diligently contested in good faith by Company and as to which Buyer shall have consented in writing, and other than as may have been previously extended beyond sixty (60) days by the supplier or payee; except that as of June 30, 1997, the Company was indebted to Radet (a state-owned utility) in the amount of $693,924 (U.S.), which amount (the "Radet Debt") is currently being negotiated for settlement and which must be resolved as a condition precedent to the giving by Buyer of Buyer's Notice (if at all) or otherwise waived by Buyer as such a condition precedent;

                            STOCK PURCHASE AGREEMENT
                                     PAGE 20

                  (l) Documents, etc. Fail to furnish to Buyer, its counsel, accountants and authorized representatives, such financial, legal and other documents, records and information relating to Company and the properties of the Company as Buyer, its counsel, accountants and its authorized representatives may from time to time reasonably request;

                  (m) Further Information. Fail to make available to Buyer the books of account, records, tax returns, leases, contracts and other documents or agreements material to its business as Buyer, its counsel, accountants and its authorized representatives may from time to time reasonably request.

                  (n) Cooperation. Fail to cooperate fully with Buyer, do all things reasonably necessary to assist Buyer and use its reasonable best efforts at its own expense to obtain all consents and approvals necessary for the transfer of Seller's Stock, including the furnishing of all financial and other information reasonably required by the party whose consent or approval is being sought;

                  (o) Banking. Change any banking relationships or incur any additional debt; provided, however, Company is permitted to conclude negotiations with a banking institution for a short-term bank line of credit;

                  (p) Corporate. Change or amend its By-Laws, articles or incorporation or other constituent documents, except as to changes required in order for Seller to acquire title to or the absolute right to transfer title to the Additional Stock or to increase its managerial control of Company.


         7.  Additional Covenants of Seller.

                  (a) No Solicitation. Seller covenants and agrees that, from and after the date of this Agreement and until the Final Settlement Date, Seller shall not directly or indirectly: (1) take any action to solicit, initiate or encourage any Company Acquisition Proposal (as hereinafter defined); or (2) engage in negotiations with, or disclose any nonpublic information relating to Company or afford access to the properties, books or records of Company to, any person or entity that may be considering making, or has made, a Company Acquisition Proposal. Seller shall promptly notify Buyer after receipt by Seller of any Company Acquisition Proposal or any indication that any person or entity is considering making a Company Acquisition Proposal or any request for nonpublic information relating to the Company or for access to the properties, books or records of any Company by

                            STOCK PURCHASE AGREEMENT
                                     PAGE 21
any person or entity that may be considering making, or has made, a Company Acquisition Proposal. For purposes of this Agreement, "Company Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Company or the acquisition of any equity interest in, or a substantial portion of the assets of, Company, other than the transactions contemplated by this Agreement.

                  (b) Goodwill Preserved. Seller also covenants and agrees that Seller will not take or omit to take any action, either before or after the Final Settlement Date, and also represents that Seller has not taken or omitted to take any action prior to the date hereof, which could directly or indirectly impair the goodwill of Company or the business reputation or good name of Company, and that any and all publicity (whether written or oral) and notices to third parties concerning the sale of Seller's Stock and other transactions contemplated by this Agreement shall be subject to the prior written approval of Buyer, which approval may be withheld in the sole discretion of Buyer.

                  (c) Good Faith. Subject to the terms and conditions of this Agreement, Seller will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

                  (d) No Public Announcement. Neither Seller nor Company shall, without Buyer's prior, written approval, which Buyer may withhold in its sole discretion, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as may be required by law, regulation or stock exchange rule, in which case Company and Seller shall immediately notify Buyer before making the public release and the parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued.


         8.  Escrow Periods; Final Settlement.

                  (a) Definitions. The period of time between the date of execution of this Agreement and the date of the giving of Buyer's Notice (if at all) shall be known as the "Initial Escrow Period". The period of time from the date of the giving of Buyer's Notice (if at all) until Final Settlement (as defined below) shall be known as the "Second Escrow Period".

                  (b) Time of Final Settlement. Provided Buyer and Seller's representations and warranties are true; provided Buyer

                            STOCK PURCHASE AGREEMENT
                                     PAGE 22
has approved of the form and content of all exhibits to this Agreement not attached at the time of execution hereof; provided Buyer and Seller have not defaulted in any of their obligations hereunder; provided Buyer's shareholders have voted in favor of all items contained in the proxy statement described in Paragraph 5(b)(2) hereof; and provided all other conditions precedent to both Buyer's and Seller's obligations hereunder have been satisfied; final settlement ("Final Settlement") of the transactions contemplated by this Agreement shall take place on or before ________, 1998 at the offices of Zarwin, Baum, DeVito, Kaplan & O'Donnell, P.C., 1515 Market Street, Suite 1200, Philadelphia, PA 19102 or on such other date, and at such other time or place is agreed to by the parties; provided, however, Buyer or Seller may extend the date of Final Settlement by up to an additional sixty (60) days upon notice to the other. The date of Final Settlement is herein referred to as the Settlement Date or the Final Settlement Date.


         9. Conditions Precedent to Buyer's Obligation to Proceed to Final Settlement. The obligation of Buyer to purchase Seller's Stock and otherwise consummate the transactions contemplated by this Agreement at the Final Settlement is subject to the following conditions precedent, any or all of which may be waived by Buyer in its sole discretion, and each of which Company and Seller agree to use their best efforts to satisfy at or prior to the Final Settlement Date:

                  (a) Opinion of the Company's and Seller's Counsel. Buyer shall have received an opinion of counsel to Company and Seller, delivered to Buyer pursuant to the instructions of Company and Seller, dated the date hereof and thereafter amended through and including the date of the giving of Buyer's Notice (if at all) and again through and including the date of Final Settlement, in form and substance satisfactory to Buyer and its counsel, to the effect that:

                           (1) Company is a corporation duly organized and
validly existing under the laws of the country of Romania and has full corporate power and authority to own its properties and to conduct the businesses in which it is now engaged;

                           (2) Subject to the additional requirements set forth
in Paragraph 33, below, the authorized Stock of the Company consists of 9,015,200 shares of one class of common stock, of which 9,015,200 shares are issued and outstanding and of which approximately fifty-one percent (51%) are currently owned, legally or beneficially, by Seller or by Controlled Companies. As of the date of the giving of Buyer's Notice, if at all, such opinion shall be updated to reflect the percentage of issued and

                            STOCK PURCHASE AGREEMENT
                                     PAGE 23
outstanding Stock transferred into escrow, which shall be not less than eighty percent (80%) (including all Stock so transferred upon execution hereof) and to reflect that certificates representing all Stock so transferred have been duly endorsed for transfer or have had appropriate stock powers attached such that, at Final Settlement, Buyer shall obtain full and complete thereto with all rights of ownership. The opinion shall state there is no preferred stock authorized, issued or outstanding.

                           (3) All of the issued and outstanding shares of
Company's Stock (including, but not limited to, all of Seller's Stock) have been duly and validly authorized and issued and are fully paid and non-assessable.

                           (4) At the time of transfer into escrow, Seller's
Stock was owned beneficially and of record by Seller or by Controlled Companies free and clear of any lien, encumbrance, charge, security interest, ownership interest in any third party or claim whatsoever (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests. There are no outstanding subscriptions, warrants, options, calls, commitments or other rights or agreements to purchase or acquire shares of capital stock or other securities of Company. No shares of capital stock of Company are reserved for any purpose. Buyer will acquire title to Seller's Stock free and clear of any lien, encumbrance, charge, security interest or claim whatsoever;

                           (5) This Agreement has been duly authorized, executed
and delivered by Company and duly authorized, executed and delivered by Seller and constitutes the valid and legally binding obligation of Company and Seller, enforceable against Company and Seller in accordance with its terms;

                           (6) Neither the execution and delivery of this
Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the certificate of incorporation or By-Laws of Company or Seller or any statute, ordinance or regulation or, to the best of such counsel's knowledge, any order, judgment or decree of any court, Governmental Authority or governmental agency or, to the best of the knowledge of such counsel, conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which Company or Seller is a party or by which Company or Seller or any of the assets of Company or Seller is bound;

                            STOCK PURCHASE AGREEMENT
                                     PAGE 24

                           (7) To the best of the knowledge of such counsel,
there are no claims, disputes, actions, suits or proceedings pending or threatened against the Company or Seller except as set forth in Exhibits "4(a)(11)(E) and "4(a)(33)";

                           (8) Except as set forth in Exhibit "9(a)(6)", nothing
has come to such counsel's attention which would lead it to believe that the representations, warranties and covenants contained in Paragraph 4 hereof are other than as stated therein;

                           (9) Company has good and marketable title to all its
assets and properties, including, but not limited to, assets and properties described in all Exhibits to this Agreement. All of such assets and properties are free and clear of all liens, mortgages, encroachments, easements (except customary utility easements) encumbrances and equities, conditional sales contracts, security interests, charges and other clouds and restrictions, (collectively, "Liens") except as set forth in this Agreement or in its Exhibits.

                  (b) No Litigation. No action, suit or proceedings against Company or Seller relating to consummation of any of the transactions contemplated by this Agreement nor any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened.

                  (c) Representations and Warranties. The representations and warranties made by Company and Seller herein shall be correct (1) as of the date of the giving of Buyer's Notice (if at all), and (2) as of the Final Settlement Date in all respects with the same force and effect as though such representations and warranties had been made as of each such date. Company and Seller shall deliver to Buyer a certificate dated each such date to such effect. All the terms, covenants and conditions of this Agreement to be complied with and performed by Company and Seller on or before each such date shall have been duly complied with and performed in all material respects, and on the Final Settlement Date, Company and Seller shall deliver to the Buyer a certificate dated each such date to such effect.

                  (d) Other Certificates. Buyer shall have received such other certificates, instruments and other documents, in form and substance satisfactory to Buyer and counsel for Buyer, as Buyer shall have reasonably requested in connection with the transactions contemplated hereby.

                  (e) Third Party Consents. Buyer shall have received all necessary consents of third parties under the contracts, agreements, leases, insurance policies and other instruments of

                            STOCK PURCHASE AGREEMENT
                                     PAGE 25

Company to the consummation of the transactions contemplated hereby, which consents shall not provide for the acceleration of any liabilities or any other detriment to the Buyer or Company.

                  (f) Accountant Report. BDO Seidman, LLP, shall have determined that Final Settlement may occur in the absence of satisfactory Company Financial Statements audited by Coopers & Lybrand for the period of time ending September 30, 1997.

                  (g) Escrow. Upon execution hereof, Buyer, Seller and The Fulcrum Group ("Escrow Agent") shall have executed and delivered the Escrow Agreement substantially in the form attached as Exhibit 9(i).

                  (h) Exhibits. Buyer shall have approved the form, content and substance of all exhibits to this Agreement, whether attached at the time of execution or delivered thereafter, which approval may be withheld by Buyer in Buyer's sole discretion and for any reason.

                  (i) Proxy. After due notice and proxy solicitation, Buyer shall have obtained the consent of its Shareholders to each of the following:

                           (1) a change of Buyer's corporate name to "Biofarm,
Inc.";

                           (2) an increase in Buyer's authorized common stock to
one hundred million (100,000,000) shares;

                           (3) election of Seller's nominees to Buyer's Board of
Directors (it being understood that during the Initial Escrow Period and as a condition precedent to Buyer giving Buyer's Notice (if at all), Seller shall provide Buyer with the names and curricula vitae of such nominees (including Messrs. Beekmeyer and Ferran) in sufficient detail for inclusion in a proxy statement;

                           (4) ratification and approval of the transaction
contemplated hereby.


    10.  Certain Procedures at Execution of this Agreement.

                  (a) Subject also to the provisions of Paragraph 33 relative to delivery of the Additional Stock and an addendum to the Note, at the time of execution hereof, Seller shall deliver or cause to be delivered to Escrow Agent Company stock certificates numbered 3174117-3174275, 5409280-9015200, __________
duly endorsed in blank, or with executed stock powers

                            STOCK PURCHASE AGREEMENT
                                     PAGE 26
attached in form and substance acceptable to Buyer, without restriction representing approximately 51% of the issued and outstanding shares of Company Stock. Buyer shall thereupon execute and deliver the Note to Escrow Agent subject to the provisions of Paragraph 33 hereof. Pending Final Settlement (if at all), the stock book of Company shall reflect the cancellation of a like number of common shares in the name of Seller with proof of payment of applicable stock transfer taxes, if any, all of which shall be payable by Seller.

                  (b) Accountants. At Final Settlement, the parties shall appoint Coopers & Lybrand as Company's independent accountants and auditors and Buyer shall further appoint BDO Seidman, LLP, as Buyer's independent accountants and auditors. BDO Seidman, LLP, shall be responsible for all accountant work required for Buyer's SEC filings, state securities law filings and reports to stockholders.

                  (c) Change of Name. At the time of Final Settlement, Company and Seller acknowledge that Buyer shall change its corporate name to "Biofarm, Inc.", it being understood such change is a condition precedent to Seller's conversion rights under the Note.


    11.  Indemnities; Right to Defend; Arbitration.

                  (a)  Indemnity by Seller and Company.

                           (1) Seller and Company, jointly and severally, agree
to reimburse Buyer on demand and to indemnify Buyer and hold Buyer harmless from all losses, judgments, costs, claims, liabilities, amounts paid in settlement of actions or claims, expenses, costs of compliance or clean-up, suits, costs of investigation, settlement amounts, judgments, fines, penalties, liabilities, damages, and reasonable costs and expenses, including, but not limited to, attorney's fees (collectively, "Damages"), accruing from or resulting by reason of any breach of any of the representations or warranties made herein by Company or Seller.

                           (2) In the event Buyer believes that Company or
Seller has breached any material representation or warranty contained herein, or in the event Buyer shall incur or anticipate it shall incur any Damages, Buyer shall promptly give written notice thereof to Seller stating the nature and basis of such claim or Damage; provided, however, any delay or failure to notify Seller shall not relieve Seller of liability unless Seller demonstrates the delay materially prejudiced its rights.

                            STOCK PURCHASE AGREEMENT
                                     PAGE 27

                           (3) In the case of third party claims, Seller shall,
within ten (10) days of receipt of notice of such claim, notify Buyer of its intention to assume the defense of such claim. If Seller shall assume the defense of the claim, Seller shall have the right and obligation: (A) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend Buyer, (B) to take all other required steps or proceedings to settle or defend any such claims, and (C) to employ counsel to contest any such claim or liability in the name of Buyer or otherwise. If defendants in any action include Seller and Buyer, and Buyer shall have been advised by its counsel that there may be legal defenses available to Buyer which are different from or in addition to those available to Seller, Buyer shall have the right to employ its own counsel in such action.

                           (4) If Seller shall not assume the defense of any
such claim or litigation resulting therefrom, Buyer may defend against any such claim or litigation in such manner as it may deem appropriate and may settle such claim or litigation on such terms as Buyer may deem appropriate.

                           (5) In the event a dispute arises concerning the
obligation of Seller to assume the defense of a claim, or a dispute arises concerning a claim hereunder which does not involve a third party claim, or in the event that there is any other dispute relating to indemnification, the parties shall submit any such dispute to arbitration pursuant to Paragraph 21 hereof; provided, however, that the parties agree to negotiate in good faith for a period of at least ninety (90) days prior to initiating arbitration to resolve any dispute. If it shall be finally determined that Seller failed to assume the defense of any claim for which the Seller is liable to Buyer, then the expense of defending the claim shall be borne by the Seller. Payment of Damages shall be made within ten (10) days of a final determination of a claim.

                           (6) A final determination of a disputed claim shall
be: (A) a judgment of any court determining the validity of a disputed claim, if no appeal is pending from such judgment or if the time to appeal therefrom has elapsed, (B) an award of any arbitration determining the validity of such disputed claim, if there is not pending any motion to set aside such award or if the time within which to move to set such award aside has elapsed, (C) a written termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys, (D) a written acknowledgment of Seller that Seller no longer disputes the validity of such claim, or (E) such other evidence of final determination of a disputed claim as shall be acceptable to the parties.

                            STOCK PURCHASE AGREEMENT

                  (b) Maintenance of Books. In connection with any defense described above, the parties agree to cooperate with each other and to provide each other with reasonable access to relevant books and records in their respective possession or control, and to maintain the books and records in their control for a reasonable period after settlement, but, in any event, not less than five (5) years.

                  (c) Indemnity by Buyer. Buyer agrees to reimburse Seller and Company on demand and to indemnify Seller and Company and hold Seller and Company harmless from all Damages, including, but not limited to, attorney's fees, accruing from or resulting by reason of any breach of any of the representations or warranties made herein by Buyer.

    12. Insurance. There is attached hereto an Exhibit "4(a)(26)", which is a description of all insurance policies held by Company concerning its business and properties. All these policies are in the respective principal amounts as set forth in Exhibit "4(a)(26)". Company has maintained and now maintains insurance on all its assets and business of a type customarily insured, concerning property damage, bodily injury and loss of income by fire or other casualty and further maintains adequate insurance protection against all liabilities, claims and risks against which it is customary to insure for the business of Company. Company will continue to carry its existing insurance until the Final Settlement Date hereunder, subject to variations and amounts required by the ordinary operations of Company's business.

    13. No Legal Action. There is no suit, action, arbitration, or legal, administrative or other proceeding, or governmental investigation pending, or to the best knowledge of Seller or Company, threatened against or affecting or brought by or engaged in by Company or affecting or concerning any of Company's business, assets, or financial condition except as set forth on Exhibits "4(a)(11)(E)" and "4(a)(13)". Company is not in default with respect to any order, writ, injunction or decree of any Governmental Authority, department, agency or instrumentality, nor has Company been charged with or to its knowledge is it under investigation with respect to any charge concerning any currently pending material violation of any provision of law or administrative regulations in respect to its business or its assets. Neither Company nor Seller is currently engaged in any legal actions to recover monies due to either of them or damages sustained by any of them which in any manner would affect the transfer of Seller's Stock. Company shall assign to Buyer at the

                            STOCK PURCHASE AGREEMENT
                                     PAGE 29

Final Settlement Date all of its right, title and interest to any such lawsuits or other claims brought by Company as plaintiff.


    14. Retention of Proceeds. Notwithstanding anything to the contrary herein or in the Note or any other agreement between or among the parties, or any of them, any proceeds of settlement, judgment or otherwise, monetary or non-monetary, which may be payable or attributable to Buyer and which arise out of a lawsuit in the Eastern District of New York at Action Number CV 96-6246 and captioned Global Spill Management, Inc. vs. Karl Schwab, et al., shall, no matter when due or payable, belong solely and exclusively to Buyer's stockholders other than Seller as of the date or dates received, notwithstanding any conversion by Seller of all or any portion of the principal of the Note into Seller's common stock. All such proceeds of any kind or nature shall be payable to and deposited in a special, separate account for the sole benefit of such non-Seller stockholders.


    15. Authorizations. Exhibit "15" lists (a) the names and addresses of all persons holding a power of attorney on behalf of Company; and (b) the names and addresses of all banks or all other financial institutions in which Company has an account, deposit, or safe-deposit box, with account numbers and names of all persons authorized to draw on these accounts or deposits or to have access to these boxes.


    16. Full Disclosure. None of the representations and warranties made by Company or Seller or made in any certificate or memorandum furnished to or to be furnished by either of them or on their behalf contains or will contain any untrue statement of a material fact or omit any material fact, the omission of which would be misleading.


    17. Access by Buyer. Until the Final Settlement Date, Buyer and Buyer's counsel, accountants and other representative shall have full access during normal business hours to all properties, books, account records, contracts and documents of or relating to Company. Company and Seller shall furnish or cause to be furnished to Buyer and Buyer's representatives all data and information concerning the business, finances and properties of Company that may reasonably be requested.


    18. Corporate Matters. At no time prior to the Final Settlement Date will Company (a) amend its articles of incorporation or By-Laws, other than as may be necessary for

                            STOCK PURCHASE AGREEMENT
                                     PAGE 30

Seller to increase its managerial control of Company, (b) issue any shares of the capital stock, other than as may be necessary in order for Seller to obtain the Additional Stock to be transferred to Buyer, or (c) issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of Company's capital stock of any class might be directly, or indirectly authorized, issued or transferred from the treasury, nor shall Company or Seller agree to do any of the acts listed above.


    19. No New Transactions. Except as set forth below, Company will not, without Buyer's prior written consent, enter into any contract, commitment or transaction not in the usual course of Company's business. Company may engage in the foregoing actions for the purposes of allowing Seller to obtain title to the Additional Stock and to permit Company to obtain a short-term bank line of credit.


    20. No Modifications. Except as set forth below, Company will not modify, amend, cancel or terminate any of its existing contracts or agreements or agree to do any of those acts. Company may engage in the foregoing actions for the purposes of allowing Seller to obtain title to the Additional Stock, and to permit Company to obtain a short-term bank line of credit.


    21. Arbitration. Except in the event an equitable remedy or injunction is sought pursuant to this Agreement, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Indianapolis, Indiana before three arbitrators in accordance with the then current rules of the American Arbitration Association and judgment upon the award rendered may be entered in the highest court of the forum, country or state, having jurisdiction.


    22. Binding Effect; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement and the Exhibits hereto together constitute the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings relating thereto. Notwithstanding anything to the contrary, no party may transfer or assign any of its rights or obligations hereunder without the prior, written consent of all other parties, which they may withhold in their sole discretion.

                            STOCK PURCHASE AGREEMENT
                                     PAGE 31

    23. Controlling Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.


    24. No Brokers. Each party represents and warrants to the other that it has not dealt with and has no obligation to pay any broker's or finder's or other fee or compensation to any person or party in connection with this Agreement and the transactions contemplated hereby. Seller and Company, jointly and severally, agree to indemnify and save Buyer harmless from any Damages relating to any claim for any such fee or compensation arising out of any act or omission of Seller or Company, and Buyer agrees to indemnify and save Seller harmless from any Damages relating to any claim for any claim for any such fee or compensation arising out of any act or omission of Buyer.


    25. Notices. Any notice, communication, request, reply, or advice (hereinafter severally and collectively called "notice") in this Agreement provided or permitted to be given, made, or accepted by either party to the other must be in writing and shall be given or be served by telex, telecopy, facsimile, registered, certified or other form of mail requiring a return receipt, addressed to the party to be notified, postage prepaid, or by reputable overnight delivery service, or by delivering the same in person to such party and obtaining a receipt for such delivery. Notice deposited in the mail in the manner hereinabove described shall be deemed received on the earlier of the fifth day after day after deposit in the mail or upon receipt, whichever is earlier. Notice sent by reputable overnight courier shall be deemed received on the next day after sending. Notices given by hand delivery shall be deemed received when delivered. Notices may also be sent by facsimile transmission with electronic confirmation, and shall be deemed received on the date sent or the first business day thereafter, if sent after normal business hours or on a non-business day.

         For purposes of notice, the addresses and facsimile numbers of the parties shall, until notice of any change is provided, be as follows:

To Buyer:                  110 E. 59th Street
                           Eighteenth Floor
                           New York, NY 10022, U.S.A.
                           ATTENTION: Mr. Allan Esrine

                           Facsimile: (212) 832-3671

With required copy to:     Kenneth J. Fleisher, Esq.

                            STOCK PURCHASE AGREEMENT
                                     PAGE 32

                           Zarwin, Baum, DeVito,
                             Kaplan and O'Donnell, P.C.
                           1515 Market Street, Suite 1200
                           Philadelphia, PA 19102, U.S.A.

                           Facsimile: (215) 569-1606


To Seller:                 Second Floor
                           Salisbury House
                           Finsbury Circus
                           London, EC-2 ENGLAND

                           Facsimile: 011-44-171-588-8863
                           Attention: Keith D. Beekmeyer

With copy to:              Suisse Capital Complex, Inc.
                           8888 Keystone Crossing Plaza, Suite
                           1300 Indianapolis, IN 46240, U.S.A.

                           Facsimile: (317) 259-1468


To Company:                99 Logofat Tautu Street
                           Bucharest 3, ROMANIA

                           Facsimile:  (   )

With copy to:              Suisse Capital Complex, Inc.
                           8888 Keystone Crossing Plaza, Suite
                           1300 Indianapolis, IN 46240, U.S.A.

                           Facsimile: (317) 259-1468

Notice sent only to counsel shall not constitute good notice under this Agreement.


    26. Further Assurances. Each of the parties hereto shall use such party's best efforts to take such actions as may be necessary or reasonably requested by the other parties hereto to carry out and consummate the transactions contemplated by this Agreement.


    27. Expenses. Each of the parties hereto shall bear such party's own expenses and attorneys' fees in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby.

                            STOCK PURCHASE AGREEMENT
                                     PAGE 33

    28. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original but all of which shall constitute one and the same instrument.


    29. Headings. The headings preceding the text of the paragraphs hereof are inserted for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.


    30. Amendments, Waivers. Any changes, amendments, waivers or additions to this Agreement, the Escrow Agreement or the Note or any document contemplated herein or therein to be executed or delivered by one or more of the parties, must be made in writing by the parties hereto in order to be effective. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed as a waiver of such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision strictly in accordance with its terms. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.


    31. Invalidity. Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as modified by the arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

                            STOCK PURCHASE AGREEMENT
                                     PAGE 34

    32. Interpretation. No provision hereof shall be construed against a party because such party or its attorney may have been the draftsman thereof.


    33.  Escrow Closing; Second Escrow Period.

                  (a) Buyer's Notice. Notwithstanding anything to the contrary contained herein, the parties acknowledge that the following shall be conditions precedent to Buyer's obligation to notify Escrow Agent of Buyer's satisfaction with certain elements of the transaction represented hereby such that Buyer gives the notice ("Buyer's Notice") to the Escrow Agent contemplated by Paragraph 8(b) of the Escrow Agreement attached hereto as Exhibit 9(i) and to be executed by all parties upon execution hereof:

                           (1) Seller and Controlled Companies currently own
approximately fifty-one percent (51%) of the issued and outstanding Stock of Company. It shall be a condition precedent to Buyer giving Buyer's Notice that, on or before April 30, 1998 (as such date may be extended on one or more occasions by notice from either party, such extension being permitted up to and no later than June 30, 1998), Seller shall have acquired (or have obtained the absolute and unencumbered right to purchase and/or cause the transfer of) Additional Stock equal to at least approximately twenty-nine percent (29%) of all issued and outstanding Company Stock, title to all of which shall be transferred to Buyer in accordance with this Agreement, such that Seller shall transfer in total a minimum of eighty percent (80%) of all issued and outstanding Company Stock;

                           (2) Buyer shall have received from the firm of
Coopers and Lybrand an opinion and/or auditor's certificate dated as of December 31, 1997, satisfactory to Buyer and sufficient to satisfy the requirements of SEC Regulation S-X;

                           (3) Seller and Company shall not be in breach of any
of their representations, warranties, duties or obligations hereunder and all of Seller's and Company's representations and warranties described in Paragraph 4 hereof shall be true and correct;

                           (4) Any amendments required by Paragraphs 4(a)(22)
and/or 4(a)(25) hereof shall have been made and provided to Buyer and Buyer shall be fully satisfied, in Buyer's sole discretion, with the contents and information in such amendments;

                            STOCK PURCHASE AGREEMENT
                                     PAGE 35

                           (5) All liabilities described in Paragraph 5(e)
hereof shall be satisfied in full;

                           (6) There shall be a resolution satisfactory to Buyer
of the Radet Debt;

                           (7) Buyer shall have received an opinion from counsel
to Company and Seller that the Additional Stock meets all of the requirements of Paragraph 9(a)(2) hereof and a certificate representing such Additional Stock shall have been delivered to Buyer in accordance with the provisions of Paragraph 10(a) hereof, whereupon Company's capital stock ledger shall be appropriately updated;

                           (8) Seller shall have delivered a certification to
Buyer as contemplated by Paragraph 4(b) hereof;

                           (9) Seller shall have delivered an amendment to the
opinion of counsel contemplated by Paragraph 9 hereof to make such opinion of counsel effective through and including the date of the giving of Buyer's Notice (if at all).

                  (b)  Documents; Second Escrow Period.

                           (1) In any event, at the time of execution hereof,
this Agreement, the Note, all certificates representing the Seller's Stock and any other documents executed, exchanged or delivered in connection with the execution hereof will be placed into escrow with Escrow Agent as described in the Escrow Agreement attached hereto as Exhibit 9(i). Assuming Buyer notifies Company, Seller and Escrow Agent of the satisfaction of all such conditions precedent by giving Buyer's Notice, Buyer shall then promptly prepare and submit to the SEC for clearance a proxy statement setting forth all of the items described in Paragraph 9(i). Provided Buyer obtains such clearance, promptly thereafter, Buyer shall provide the proxy statement (and all ancillary documentation) to all of Buyer's Shareholders as of a date selected by Buyer in Buyer's reasonable discretion, and further five all required notice of a special meeting of Buyer's Shareholders at which a vote on the items described in the proxy statement will occur. Buyer's existing Board of Directors will recommend shareholder approval of the items to be voted upon pursuant to the proxy statement.

                           (2) Provided Buyer's shareholders approve the items
set forth in the proxy statement (which approval is a condition precedent to Seller's obligation to Proceed to Final Settlement), and provided Seller provides Buyer with the certification contemplated by Paragraph 4 and the addendum to the Opinion of Counsel contemplated by Paragraph 9, Buyer and Seller

                            STOCK PURCHASE AGREEMENT
                                     PAGE 36
shall notify Escrow Agent to release all documents held in escrow and to retain same as described in Paragraph 8(c) of the Escrow Agreement. The date of such notice shall be the Final Settlement Date.

                  (c) Form of Notice. Buyer's Notice shall be given, if at all, in substantially the form attached to the Escrow Agreement as Exhibit "8(b)".

                  (d) Termination, Rescission. If Buyer does not give Buyer's Notice on or before April 30, 1998, or such later date (but, in any event, no later than June 30, 1998) as may be designated by either party pursuant to Paragraph 8 hereof, or if Buyer notifies Seller in writing before such date that Buyer is not satisfied with the resolution of the issues described in Paragraph 33(a), or if Buyer's current stockholders fail to vote affirmatively on the items set forth in the proxy statement as contemplated by Paragraph 9(i), this Agreement shall be deemed automatically terminated, null and void and upon return to each party of all items in accordance with Paragraph 8(b) of the Escrow Agreement, each party shall thereafter be relieved of all of its duties and responsibilities hereunder. Neither Seller nor Company shall have, and each of them hereby specifically waives, any claim against Buyer for damages of any kind in the event Buyer fails to give Buyer's Notice in a timely fashion. Upon return to each party of all items in accordance with Paragraph 8(b) of the Escrow Agreement, each party shall thereafter be relieved of al of its duties and responsibilities hereunder. In such event, all parties hereby waive any claim against one another for damage of any kind.

                  (e) Waiver. Buyer may waive any condition precedent to its obligation to give Buyer's Notice. The tender of an executed Buyer's Notice shall be evidence of satisfaction of the conditions precedent. If, at such time, Seller or any Controlled Company owns or has the right to purchase Additional Stock so as to be able to transfer at Final Settlement more than eighty percent (80%) of the issued and outstanding Company Stock, Seller shall transfer (or cause Controlled Companies to transfer) all of Seller's Stock then owned to Buyer and Buyer shall deliver an appropriate amendment to the Note increasing its principal sum.

                  (f) Regarding Exhibits. Any exhibits not available or attached to this Agreement at the time of its execution shall be delivered into escrow with Escrow Agent during the Initial Escrow Period, subject nonetheless to Buyer's approval of form and content thereof unless delivery is waived in writing by the party intended as the recipient of such exhibit. Buyer's approval, in Buyer's sole and absolute discretion, of the form and substance

                            STOCK PURCHASE AGREEMENT
                                     PAGE 37
of such exhibits shall be a condition precedent to Buyer's giving Buyer's Notice (if at all).

                  (g) Effective Date. Assuming the occurrence of the Final Settlement Date, the effective date of Buyer's ownership of Seller's Stock will be the date of the giving of Buyer's Notice

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first written above.


                           LITCHFIELD CONTINENTAL, LTD.



                           BY:   /s/ Kenneth Butterfield      (SEAL)
                                 Its: ________________

                                 /s/ February 17, 1998

                                 BIOFARM S.A.



                           BY:   /s/ Robert W. Ferran, Jr.    (SEAL)
                                 Its: President

                                 /s/ April 22, 1998

                           GLOBAL SPILL MANAGEMENT, INC.



                           BY:   /s/ Herb S. McDonald          (SEAL)
                                 Its:_________________

                                 /s/ April 1, 1998


                            STOCK PURCHASE AGREEMENT
                                     PAGE 38

STATE OF ______

COUNTY OF

         On the ____ day of __________, 199_ before me, the undersigned officer, personally appeared ________________________, known to me (satisfactorily proven) to be the ___________________ of Litchfield Continental, Ltd., a corporation, whose name is subscribed to the within instrument, and acknowledged that (s)he has the authority to sign on behalf of Litchfield Continental, Ltd., and that (s)he has executed the same for the purposes therein contained.

         IN WITNESS WHEREOF, I hereunto set my hand and official seal.

                                              --------------------------
                                              Notary Public


My Commission Expires:


STATE OF ______

COUNTY OF

         On the ____ day of __________, 199_ before me, the undersigned officer, personally appeared ________________________, known to me (satisfactorily proven) to be the ___________________ of Biofarm S.A., a corporation, whose name is subscribed to the within instrument, and acknowledged that (s)he has the authority to sign on behalf of Biofarm S.A., and that (s)he has executed the same for the purposes therein contained.

         IN WITNESS WHEREOF, I hereunto set my hand and official seal.

                                               --------------------------
                                               Notary Public




My Commission Expires:



                            STOCK PURCHASE AGREEMENT
                                     PAGE 39